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                                                                      EXHIBIT 11


                      LANDRY'S SEAFOOD RESTAURANTS, INC.

        STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE - DILUTED

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
                                                                       Year End December 31,
                                                                  ------------------------------
                                                                  1997         1996         1995
                                                                  ----         ----         ----
Net Income............................................         $27,430,044  $ 1,505,573  $11,047,682
                                                               ===========  ===========  ===========

Weighted Average Common Shares Outstanding............          25,518,000   23,360,000   19,051,000

Common Stock Equivalents -- Stock Options
 (Diluted).........................................              1,082,000      740,000      249,000
                                                               -----------  -----------  -----------

Weighted Average Common and Common Equivalent
 Shares Outstanding -- (Diluted)...................             26,600,000   24,100,000   19,300,000
                                                               ===========  ===========  ===========

Net Income Per Share -- (Diluted)..................                  $1.03        $0.06        $0.57
                                                                     =====        =====        =====
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